Exhibit 99.1


                                   Schedule I

         MCCC ICG Holdings LLC's ("MCCC") officers and members of its board of managers and ICG Communications, Inc.'s ("ICG") officers and directors (each, an "Individual" and collectively, the "Individuals") and the information required by Item 2 of Schedule 13D are listed below, along with the offices held by such Individual. Each Individual is a U.S. citizen.

Peter H.O. Claudy                  Member of Board of Managers of MCCC, Director
75 State Street                    of ICG and Member of M/C VP V L.L.C.
Suite 2500
Boston, MA  02109

John T. Siegel                     Member of Board of Managers of MCCC, Director
201 North Union Street             of ICG and Partner of Columbia Capital Equity
Suite 300                          Partners III, L.P.
Alexandria, VA  22314

Gillis S. Cashman                  Member of Board of Managers of MCCC, Director
75 State Street                    of ICG and Member of M/C VP V L.L.C.
Suite 2500
Boston, MA  02109

James B. Fleming, Jr.              Member of Board of Managers of MCCC, Director
201 North Union Street             of ICG and Partner of Columbia Capital Equity
Suite 300                          Partners  III, L.P.
Alexandria, VA  22314

Daniel P. Caruso                   Member of Board of Managers of MCCC,
161 Inverness Drive West           President and CEO of MCCC and President and
Englewood, CO  80112               CEO of ICG Communications, Inc. ("ICG")

Robert J. Schmiedeler              CFO and Secretary of MCCC and CFO of ICG
161 Inverness Drive West
Englewood, CO  80112

John Scarano                       Vice President of MCCC and EVP, Corporate
161 Inverness Drive West           Development of ICG
Englewood, CO  80112

Martin L. Snella                   Vice President of MCCC and EVP of ICG
161 Inverness Drive West
Englewood, CO  80112